Exhibit 99.2

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

KINDER MORGAN, INC.

April 16, 2003
3:15 p.m. CDT

Coordinator	Good afternoon and thank you for joining the Quarterly Earnings conference call. I'd like to remind all participants that this call is being recorded. If anyone has any objections you may disconnect at this time. Also, all participants will be able to listen only until the question and answer session of the conference.

I'd like to turn the call over to Mr. Rich Kinder. Sir, you may begin.

R. Kinder	Thank you, Katie. This is Rich Kinder, Chairman and CEO of Kinder Morgan. Welcome to the Kinder Morgan conference call. Let me first of all apologize for our early start. This is the first day of Passover and we had a number of questions from various people participating in this call who were anxious that we started as soon as possible, particularly for those on the east coast, and that's why we moved it up from our normal start time. We did just get our release out about 15 or 20 minutes ago. We obviously will go through it in detail and you can follow through on this call.

As usual, we'll be talking about both Kinder Morgan companies, Kinder Morgan, Inc., which is one of the largest mid-stream energy companies in America, and we'll refer to that under its New York Stock Exchange symbol, KMI. Among the assets that KMI owns of course, is the general partner interest in Kinder Morgan Energy Partners, which is the largest pipeline master limited partnership in America. We'll refer to that company by its New York Stock Exchange symbol, which is KMP.

Also as usual, we will be, during the course of this meeting, undoubtedly making comments within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. I will take you through a general overview of first quarter performance and then turn it over to Park Shaper, our Chief Financial Officer, who will take you through the details of the

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

financials, including balance sheet for the first quarter for both companies. Then as always, we will take any and all questions that you might have.

Let me just start with an overview. We have several important items to report today. First, we had an outstanding first quarter throughout both companies and in virtually every business segment of those companies. Secondly, we raised our guidance in terms of KMI earnings per share for full year '03. Third, we increased the distribution per unit at KMP. And fourth, as expected, KMI was a significant generator of free cash flow for the quarter.

In short, I think we had a record quarter, better than we expected, and once again we believe this validates our very simple asset-based strategy. I think more than that, it also again confirms that through internal growth alone, and virtually everything we talk about today will be internal growth, through internal growth alone we can produce solid, sustainable growth in earnings and cash flow.

Now, let me turn first to KMI. KMI today reported a 27% increase in first quarter earnings per share, to $0.90 up from $0.71 in the first quarter of 2002. Perhaps equally importantly, we talk a lot about cash flow. As we lay out in the statement, cash flow in the first quarter was $157.7 million. That's consistent with our 2003 published annual budget target of $469 million for the year. We define cash flow as pre-tax income, before DD&A, less current taxes, and less sustaining capital expenditures. So we had a very good first quarter, and as Park will take you through, we used that to pay down significant amounts of debt.

As a result of this strong first quarter performance, today we are raising KMI's annual earnings guidance for 2003 by $0.05 to $0.10. That will take us to $323 to $328 million as a range, that's up from our published 2003 budget target that's been on our Web site since January, and we took you through that at our January meeting, that target was $318 million, so we now expect to come in $323 to $328 million. Just to remind you, the high end of that range, $328 million, would represent a 15% increase in earnings per share for 2003 over 2002 based on internal growth alone.

That's the kind of range we've talked about, we can achieve year in and year out and we expect to achieve that again in 2003, even though we're coming off a very strong 2002, as you know.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

Additionally, I think it's important that we substantially paid down KMI's debt in the first quarter, reducing our debt outstanding by about $160 million - a little over. That took our debt to total capital ratio from 48% to 46% at KMI.

Now as we usually do, let me talk about each business segment briefly. Obviously as usual, the driving force in the increased earnings at KMI is our interest in KMP. This quarter, KMP contributed $94.7 million of pre-tax earnings to KMI. That's up 21% over the $78 million for the same period in 2002. These results are consistent with our budget target of about 16% annual growth from our interest in KMP, and I'll remind you that our interest in KMP is expected to generate about 45% of KMI's overall earnings in 2003.

KMP in turn continued to increase its cash flow in the first quarter again, and we'll talk about this in just a few minutes, overwhelmingly due to internal growth on its pipeline and terminal assets. Obviously, as I think all of you know, as KMP's cash flow grows, KMI's general partner share of that cash flow grows as well, up to 50% of incremental cash flow.

So that's the first segment to talk about, very nice growth there,  21%. The second is our NGPL, our large interstate pipeline serving Chicago and other points in the upper Midwest. NGPL reported first quarter segment earnings of $100 million, that was up 5% from a little over $95 million the same period in 2002, right on target with our annual budget. The increase is attributable to long haul capacity being sold out in the first quarter and to some expansion/extension projects which came online since the end of the first quarter of '02.

I might also add that as you look at the volume numbers that we always furnish you in conjunction with our release, NGPL experienced particularly high quarterly throughput of a little over 551 trillion btu's. Now that's up about 13% over the first quarter of 2002, due in part to the additional assets and the weather, that, which was about 3% colder than normal.

Now, let me emphasize, as we said so many times, that increased throughput on NGPL does not directly correlate to an increase in NGPL short-term earnings, because of course the great bulk of our earnings and revenue come from throughput agreements which have capacity charges. But I think this increased throughput does bode well for future contract

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

negotiations, because it demonstrates that our competitors are using and really need this transportation capacity. As these contracts continuously roll over as you know, I think that bodes well for our future contract negotiations and our ability to renew these contracts on favorable terms.

This month NGPL began a 10.7 BCF of NSSC scoring service expansion at our North Lansing storage facility, all of that subscribed under long-term contracts, so that's another positive development for the rest of this year and beyond.

Turning next to TransColorado. TransColorado, that's our interstate pipeline coming out of Colorado into the Blanco Hub in northwest New Mexico. TransColorado reported segment earnings of $7.3 million for the first quarter compared to a little less than $100,000 a year ago. Obviously a substantial improvement, and I've got to say, achieved about 45% of what we had budgeted its income for in 2003.

So we're going to exceed the original budget that we posted for TransColorado, but I think it's important to keep in mind that the rate provisions under a few of TransColorado's contracts vary somewhat with basis differentials. So those basis differentials may or may not remain as favorable throughout the year as they were in the first quarter. We'll comfortably beat our budget for the year, but it may not beat it as much as this first quarter results would suggest.

Let me say that winter certificated capacity on TransColorado was fully sold out for the first time and long-haul capacity is now fully subscribed well into 2004. Our throughput was up 42% on the pipeline.

Segment earnings for Retail were $31.5 million, that's up $6.6 million from $24.9 million for the first quarter of 2002. More than half of that came as a result of lower cost, higher margins, and our unregulated business, some good customer growth in Colorado, and continued success with our winter hedging program. I do want to note that about $3 million of this increase in the first quarter is attributable to a timing shift between this quarter and the fourth of 2003. We're just budgeting more accurately now than we have in the past. We've got a new system in effect that's helping us do that.

So again, Retail is on target to achieve slightly more than its annual segment income budget of $65.3 million that's posted on the Web. But

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

again, we will lose some of this back in the fourth quarter; we'll still end up above the budget. Looking ahead, we have two new expansion projects underway in western Colorado that should help us, mainly in '04 and beyond.

The final segment at KMI is Power. That's expected to account for only about 2% of KMI's total segment income in 2003. That segment recorded earnings of $2.9 million, way down from the $9.7 million in the first quarter of 2002. This $2.9 million is right on budget, it's what we expected, because of course as we announced at the end of the fourth quarter, we have phased ourselves out of new power development fees. There were no power plant development fees in the first quarter, as contrasted to the first quarter of '02, when there were. We will have no further power plant developments, that we're aware of, beyond where we are now, but we do retain an interest in five natural gas power plants around the country.

Now let me turn to KMP. KMP today reported all-time record quarterly net income. The board of KMP increased the first quarter cash distribution per unit to $0.64. That's $2.56 annualized. That's up from $0.62.5 or $2.50 annualized. This is an 8% increase over the cash distribution per unit of $0.59 that we paid for the first quarter of '02. We have now increased the distribution 15 times in the just over six years that we've had Kinder Morgan.

Just by way of information, we are now distributing more cash to our unit holders in one quarter - $0.64 - than we did in all of 1996, which was $0.63 per unit for the whole year, and that was the year before the partnership became Kinder Morgan. So that's the kind of results we have been able to demonstrate in this company over the last six plus years.

These record quarterly results were driven overwhelmingly by internal growth, as we've continued to focus on increasing the utilization of our existing assets and investing in capital expansion projects which build necessary infrastructure to help meet growing energy demand in our market areas.

Now again, like I did on KMI, let me talk briefly about each business unit at KMP. Let me start with the Products Pipelines. We had earnings before DD&A in that segment of $108.7 million compared to $99.8 million for the

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

same period a year ago. That's a 9% increase. All of this increase came from internal growth. The two biggest factors for growth were an increase of 16% in revenues from the terminal assets on KMP's Pacific System and then about a $3 million quarter-over-quarter improvement in the North System, that's our NGL system running into the upper Midwest.

Earnings in this segment were just a shade, about a million dollars or so, below our expectations for the quarter, but we still expect to meet our published 2003 budget target of 5% annual growth in this segment.

Segment revenues grew 4.8%. Pipeline volumes were actually down 1.5%, and let me take a minute to explain that. There are really three reasons why the volumes were down, which is unusual for us in our Product segment.

The first is one that we've talked to you about before, as you know, most of the California refiners have now switched from using MTB as an additive to ethanol. And as you know, ethanol cannot be transported via pipeline, we've got to blend it into gasoline at the terminals near the end use markets. So as we said at the beginning of the year, our pipeline volumes would be down slightly. It takes about 5% of your volumes off of your throughput for the California volumes, but our terminal revenues and margins would be up significantly we said, and that's exactly what happened. That accounted for most of that 16% growth in terminal revenues on the West Coast that I talked about. Overall, let me say the conversion to ethanol is right on target for us, it's having the expected slightly positive impact overall on our bottom line.

The second reason why we had this modest decline in volumes is something that's now corrected itself, and that is short-term supply disruptions to a certain extent, the refiners of southern California, but mainly in the Southeast, and most of this decline actually came on our Plantation System in the southeastern United States. That's now virtually over and most of our refinery customers are running full out now.

Third, and also a temporary thing we believe, is that military jet fuel volumes, which make up only about 3% of the total volumes in our segment, declined significantly in the quarter, and the reason for that's obvious. The military aircraft on the various bases, particularly in the west, were deployed to the Middle East. Those are starting to come back now, as you probably know. Two of the aircraft carrier groups are coming back,

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

one of those into the San Diego base that we supply the jet fuel for. So that's a third reason for the decline, one that we think will not have any ongoing impact.

I will note that commercial jet fuel volumes, which are about 13% of the total volumes in the segment, were actually up slightly for the quarter versus a year ago. Although I'd be the first to admit that there's a lot of moving parts.

As we look ahead at these volumes for the rest of the year, in talking to the management team at our Products segment; their belief is that we will see a flat to slightly positive year-to-year comparisons in the second quarter of 2003, and that we will then see improving deliveries across the board in the third and fourth quarters of '03. But very good performance of the Products pipeline, again, revenues up close to 5% and basically right on target for the year with a 9% increase in earnings.

Now turning to the Natural Gas Pipeline segment, this segment produced first quarter earnings before DD&A of $91.6 million. That was up 16% from slightly over $79 million in the first quarter of 2002, on target to meet our 2003 of 12% annual growth here. The increase is primarily attributable to strong internal growth on our Rocky Mountain Pipelines. We also had earnings from our Texas intrastate pipelines up slightly from quarter-to-quarter. That's principally due to contributions from the addition of our North Texas System and our new Monterrey Pipeline, which just went operational very late in the quarter, and that is now up and running. That will move 375 million cubic feet a day, fully subscribed by Pemex for 15 years. Total segment volumes for our Natural Gas segment were up 7% compared to the same period a year ago, so overall, a very good performance in that segment.

The third segment and the one that showed the greatest growth, again, as we projected, is our CO2 Pipeline segment. There we had earnings before DD&A of $42 million. That's up 45% from the $28.9 million in the same period a year ago. We built aggressive growth targets into our published 2003 plan, again all of this is internal growth. Not withstanding those, I think pretty aggressive targets, we actually beat those pretty handily in the first quarter of '03. We're being a little cautious because it's early in the year, of increasing the annual outlook for that. So we haven't built any of that in to our increase of $0.05 to $0.10 for KMI, nor any increase of KMP

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

for that, because we just want to wait as we get a little further in the year.

Oil production at the SACROC Unit in the first quarter averaged almost 17,000 barrels a day. That was an increase of 52% from the same period in 2002, where we produced a little over 11,000 barrels per day. Probably more significantly, as we've continued to add compression since the first of the month, we will probably, this month, be well over 19,000 barrels on average and right now we for several days now, have been crossing the 20,000 barrel per day number. As you know, our target for the entire year is to average 20,000 barrels per day at SACROC for the whole year. My belief is we will probably now exceed that.

Let me also say on delivered volumes, aside from our SACROC oil production, delivered volumes by Kinder Morgan to our customers increased by 12%. The other owners at McElmo Dome actually decreased their production, so we actually had a total decrease in the CO2 Pipeline volumes coming across the Cortez Pipeline, but not as a result of any of our volumes. All of our volumes were up.

CO2, as you know, is one of the only areas in all of our operations where KMP is exposed to any commodity price risk. But here we mitigate that risk by entering into long-term hedges, where we intend to generate more stable realized prices. We've added this quarter, and we'll continue to do this, our realized weighted average oil prices, and for this quarter that realized average oil price, including hedges, was $24.88 for this segment. That compared to $22.98 for the same period in 2002. So outstanding performance from CO2 Pipelines, hard to imagine we could be doing much better there, everything is panning out as well as or better than we originally expected in this segment.

Our final business segment in KMP is our Terminal segment. We had a very strong quarter there. Terminal segment earnings before DD&A were $58 million, a 21% increase from the $47.8 million in the same period a year ago, very much on our annual target there. We had good coal volumes at Grand Rivers and Cora, Illinois terminals, good fertilizer and soda ash exports on the West Coast. Then we had some expansion projects that came online in our Liquids area that increased utilization as well as leaseable capacity. All but about $4 million of our growth, or about two-thirds of it, came from internal sources. So if you look across the board, virtually everything but about $4 million came from acquisitions that we made since

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

the first quarter of 2002. All the rest of this tremendous growth at KMP was internally generated.

I'd also add that while we're on the Terminals segment, that we had about 10% volume growth in our Liquids Terminals volumes. Just by way of, I guess, explanation as to how large we're getting in this segment, in the month of March 2003 we handled 28% of all the imports of gasoline into the United States. Again, as you, I'm sure follow, those imports are growing pretty dramatically as we go forward, particularly in the northeastern part of this country.

Consistent with our budget for 2003, we expect over the course of the year to declare cash distributions of at least $2.63 per unit. Also consistent with what we've earlier said, that we expect to have distributions at year-end of at least $0.68 per unit, or $2.72 annualized by the fourth quarter, we hope to do better than that. Again, I want to emphasize that these expectations include contributions only from assets currently owned by KMP, do not include the benefit of any future acquisitions and we certainly expect to have some of those as the year goes on.

One other development that we put in the release that I would like to share with you, because I think it's significant. Some of you may not be aware of this, during the first quarter 2003, the Federal Energy Regulatory Commission made a significant positive adjustment to the index which products pipelines use to adjust their regulated tariffs for inflation. For several years, really since its inception, the old index used percent growth and the producer price index finished goods, and then subtracted one percent. The new index that was just published on February 24th eliminates that one percent reduction. As a result, KMP Products segment has filed for rate adjustments on a number of its products pipelines and we are realizing those benefits from the new index beginning this month, in the second quarter of 2003.

So that's very positive and will obviously be a positive factor for the rest of this year and beyond for KMP and for any other products pipeline that files its tariffs accordingly.

That concludes our segment by segment examination. Let me just conclude by again emphasizing that virtually all the growth I've outlined in the last 15 minutes, quarter-to-quarter, was internally generated. What I

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

think this shows is that our critical mass is now allowing us to deliver outstanding growth.

Let me also say, I know some of you may be tired of hearing this but I'm not tired of saying it, we are managing these companies for the long-term, not the short-term. We're managing these companies as principals, not as agents, and to that end we're making what I think, are very good long-term strategic investments to expand and extend our pipelines and terminals, primarily obviously at KMP.

Now in the first quarter of this year, for example, we completed on time and on budget, the Monterrey Pipeline that I mentioned. That was an $87 million project, again, fully subscribed for 15 years. We continued to grow our CO2 business, where we invested $65 million in the first quarter of this year to build out the Centerline Pipeline Project, which is virtually completed now, and by expanding our CO2 flood capacity in our SACROC Unit. So we continue to see good opportunities to build on this critical mass, we continue to take advantage of them at KMP.

Now turning back to KMI, a little different story there. KMI is really a unique animal; it is a cash flow machine. We expect $400 million or so of cash flow this year after interest, after sustaining cap ex, and after expansion cap ex. Certainly our first quarter cash flow, that Park is going to go through with you in detail, is consistent with that kind of performance.

So what do we do with this? We're going to return all of that money to our shareholders, and we're going to do it in three ways. We're going to pay down debt, as we've used virtually all of that free cash flow for in the first quarter this year, and we're going to do stock buy backs and continue to increase the dividend at KMI over the years. Now I think it's significant that after our debt at KMI is lowered to appropriate levels, certainly more of that free cash flow, which we expect to increase each year, will go to dividends and stock buybacks. I think that's an extremely positive scenario for our shareholders.

With that, I will turn it over to Park to take you through the details of the financial performance, Park?

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

P. Shaper	Thanks, Rich. And fortunately for all of you, it's the first quarter, so I won't get to bore you as long as I normally do. But I'll start with KMP as per usual and hopefully if you have the release in front of you, you can go to the first financial page behind the text, again on the KMP release. That's where I'll begin, at the bottom of the page.

You'll see we are declaring a distribution of $0.64 for the quarter. That is up from $0.62.5 for the fourth quarter, and it's up from $0.59 for the first quarter a year ago. That's growth year-over-year of almost 8.5%. Stepping up a line from there you can see that our net income before DD&A, less sustained cap ex, was about $0.71 for the quarter, up from about $0.66 a year ago. There was about $0.02 of that that relates to a change in accounting principle, and so it is a gain as a function of that. So if you look before that gain from the change in accounting principle, we actually generated about $0.69 of distributable cash flow compared to about $0.66 a year ago, that is very nice coverage of 1.075 over the $0.64 distribution.

Again, just stepping a line above that, you'll see sustaining capital expenditures, were a little over $0.09 per unit for the quarter compared to about $0.08 per unit a year ago, that's about 18% growth. The actual numbers grew even more rapidly than that, it was about $17 million of sustaining cap ex compared to about $13.2 million a year ago. That's a growth of 29%, but that's entirely consistent with our budget. It is entirely consistent with what we discussed with you in our Analyst Conference in January. We still expect that sustaining capital expenditures for the year will be $95 million. Now that's even though the first quarter is less than 25% of that $95 million. We talked about this a year ago; the first quarter is historically a low quarter for sustaining capital expenditures.

Depreciation and amortization, $0.28 a unit compared to $0.26 a unit a year ago, about a 10% growth. Again, we'll talk about this in a minute, you'll see it on the second page. The actual dollars are growing more rapidly than that, largely related to conservative assumptions that we're making around production, DD&A related to the production at the SACROC fields. Net income per unit about $0.50 compared to about $0.48 a year ago.

If you turn to the second page, we can see where this comes from. Rich has already talked, for the most part, about how the segments perform. Again, starting at the top of the page, segment earnings before DD&A for Products Pipelines, up about $9 million or 9%. The volumes were down,

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

you can see that in the volume section. Rich went through all of that, part of it was expected, part of it we believe is temporary and will come back this year. North System had a very strong first quarter as a function of cold weather. In total, the Products pipelines for the quarter were about a touch below our budget, about one percent below our budget, but we still expect that they will be back on track and on budget for the full year.

Natural Gas Pipelines, up about $12.5 million, or 16% year-over-year, driven by a very strong performance from the interstates coming out of the Rocky Mountains and also good performance in the intrastates enhanced by the introduction of Monterrey and the North Texas Pipeline. Also very strong volume growth from the Natural Gas Pipelines segment, exactly in line with our budget, right where we thought they would be.

CO2 Pipelines, extraordinary performance, up $13 million from the year ago, or 45%. As Rich mentioned, driven primarily by the volumes at SACROC, which are up 52% to 17,000 barrels a day of production. The actual CO2 delivery volumes are down slightly, again as Rich mentioned, as a function of our partners at McElmo taking of less deliveries. Again we have added a realized weighted average oil price to the volume section, and as Rich pointed out, it's about $24.88 for this year compared to about $22.98 in the first quarter of '02. I'll remind you that includes both hedged volume, hedge prices, and unhedged prices. You can see CO2 Pipelines, extraordinary performance for the quarter, they are running very well relative to their budget.

Terminals came in about $58 million, up over $10 million from a year ago. Again, all but $4 million of that or $6.2 million of that was internal growth, driven by increases in capacity. The volumes were also strong on the Terminal segment. You see the total for the segment earnings before DD&A is up about $45 million or almost 18%.

We've added a new section here, which just lays out the DD&A for each of the segments. All that I will point out in that section is the CO2 Pipeline's DD&A, which is up 64%. Now again, as we talked about in our investor conference in January, we are accruing depreciation at SACROC in a very conservative manner and that is what's driving this tremendous growth in depreciation on the CO2 Pipeline segment.

I'm going to drop all the way down to G&A. This is right under the

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

Segment Earnings Contribution. You'll see G&A is up about $5 million for the quarter. This is mostly due to some timing on some legal bills, which is very difficult to forecast accurately. It is slightly ahead of where we thought we'd be in the first quarter, but we still expect to be on budget for the year.

Net debt costs are up almost $6 million, this is a function of slightly higher average balance from the first quarter this year relative to the first quarter a year ago, and slightly lower rate. Now the average balance is up, primarily because a year ago, in the middle of the quarter, we acquired Tajas. So the cash that went out for Tajas went out in the middle of the quarter a year ago, and so at the beginning of this quarter, that debt was not outstanding. That is the primary driver of the larger balance, and the primary driver of the growth in interest expense, and interest expense is exactly on where we thought it would be for the year.

Minority interest, it has declined slightly, and that's because Trailblazer still had a minority interest outstanding in the first quarter a year ago, it no longer does. In the second quarter of 2002, we acquired that remaining one-third interest in Trailblazer.

The last item there is the cumulative effects of the change in accounting principle. This is related to the adoption of FAS 143, which relates to asset retirement obligations, and because of that adoption, we are realizing a gain of about $3.5 million. Net income, $170 million compared to $141 million a year ago, up over 20%.

With that, why don't I go back to the first page, I'll take you down the income statement there. You'll see that revenues have increased significantly. This is a function of gas prices. Gas prices were high in the first quarter, especially in Texas, and the place at KMP where gas prices affect us are on the Texas intrastates. Now you see the offset in operating expenses, also up considerably. Revenues are up $986 million; operating expenses are up $941 million. Again, just a function of gas prices.

Depreciation and amortization is up slightly, this is a result of the conservatives functions at CO2 of the expansion cap ex that we have spent in the last year and of the acquisitions that we have made in the last year. G&A we talked about, TOTI is up as a function of the expansion projects, and the acquisitions.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

Operating income is up almost $30 million to $195 million, or almost 18%. The earnings from equity investments is up a little bit, this includes primarily Plantation, Red Cedar and Cortez Pipelines. Amortization of excess cost is flat. Interest expense, we've already discussed. Other is essentially flat and minority interest is primarily the Trailblazer item again that we discussed previously. Again, that takes you down to the income before change in accounting principle of $167 million and after the change in accounting principle of $170 million.

To calculate the limited partner interest in net income, if you pull off the general partner's interest you get $90.6 million, up about 14% from a year ago and after the change in accounting principle $94 million. Up about 18% from a year ago. The net income per unit is about $0.50 before the change in accounting principle or about $0.52 after the change in accounting principle.

I know that some of you out there probably like to compare the earnings per unit to consensus. I will say that we think you should focus primarily on the distribution, but for those of you who do, consensus as of yesterday was, I believe, $0.51. So again, after the accounting change we were at $0.52, before the accounting change we were at $0.50.

So for those of you who do make the comparison, I want to remind you that consensus can be unduly impacted by outlier posts. We have about 12 people who have posted for KMP. Nine of them are right around our expectations and right where we ended up of about $0.50 per unit. There are three who are not near there, and in fact there was one who posted $0.59 this week. We operate a very stable set of assets here. We try to be very clear in what we expect these assets to generate. We lay out our budget, we go through it in detail, and the Analyst Conference in January again realized that consensus can be impacted by those outlier posts.

With that, let me go to the balance sheet, which is behind the two income statement pages. You'll see cash and cash equivalents essentially flat. Other current assets, is up about $300 million, that's all accounts receivable related to the increase in gas prices. PP&E is up about $137 million, that's a function of the capital expenditures, and I'll give you a little bit more detail on that in a minute. Investments essentially flat. Deferred charges and other assets essentially flat. Total assets total about $8.8 billion. The notes payable and current maturities for March 31 reflect a little bit of

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

current maturities, I'm going to talk about that when I talk about total debt in just a minute. Other current liabilities is up as a function of accounts payable, which again results from higher gas prices. Long-term debt, again, let me touch on in just a minute. Market value of interest rate swaps is down a touch, that's just a function of the forward curves for interest rates. Other is flat, minority interest is flat, partners capital is flat.

Drop down, and you'll see total debt at March 31 of $3.765 billion, up from $3.619 billion, 52% debt to cap compared to 51% at the end of the year. It's an increase of $146 million. Let me reconcile that for you, the largest component is $124 million of expansion capital that we spent during the first quarter. That expansion capital was largely CO2. As Rich mentioned before, we spent $65 million on SACROC in the first quarter. We spent $16 million finishing up the Monterrey Pipeline. We spent $23 million on projects at our Liquids Terminals, including some tanks that we finished up at Carteret in the New York Harbor. We spent about $20 million on other projects.

Again, that total is $124 million and we spent $6 million on acquisitions in the quarter. We had a use of cash for working capital of about $37 million, which is primarily interest payments that go out in March and so accrued interest declines from December to the end of March. Then we had some other timing items, which total about $8 million. Then we gained about $29 million from KMR distributions that are made in additional shares rather than in cash. You total that up and it is the $146 million. That's actually it for KMP.

With that, I'll move on to KMI. Again, in the press release for KMI, the first pages after the text are the financial pages. I'll begin at the first financial page and just start at the bottom. It's actually three lines up from the bottom. Diluted earnings per share, as Rich mentioned, of $0.90 this quarter, compared to $0.71 a year ago, 27% increase. Once again, for those of you who compare to consensus, consensus was $0.85 for the quarter.

Let me go to the second page and give you the detail on this, starting with the equity and earnings from Kinder Morgan Energy Partners. Rather than look at the top line, the most meaningful line is in the section right below that, the section that's titled "Earnings Attributable to Investment in KMP." You'll see the total there of about $95 million of contribution from KMP compared to $78 million a year ago, or an increase of 21%; very strong

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

growth coming from the ownership interest in KMP.

Jumping back up to the other segment, NGPL had a very strong quarter, up almost 5%, exactly on track to realize its budget this year. TransColorado up significantly, I mean one point, the $93,000 from a year ago is only a 50% interest, we bought the remaining 50% in TransColorado in October, but even if you doubled it, I think it's a pretty strong comparison to a year ago. TransColorado is clearly performing very well, and as Rich mentioned, will exceed our budget expectations and is why we are increasing our expectations for the year.

Retail also had a very strong quarter, up $6.6 million. Again, I'll remind you that $3 million of that is just timing with the fourth quarter and so we expect that to come back in the fourth quarter. The remainder is a function of very nice cost reductions and improved margins, which for the most part we expected in the budget, and so expect Retail to be right on or slightly above their budget for the year.

Power down, again because we did not see any development fees in the first quarter, exactly as we expected and we expect them to be on their budget for the year.

Total segment earnings, $253 million compared to the $220 million a year ago, increase of about $33 million or about 15%. G&A is down about $3 million, this actually is also because of timing around legal expenses, which are difficult to forecast. Although at KMI it's going a little bit the other way and actually G&A is slightly below where we thought it would be for the quarter, although again we expect it will be right about our budget for the year.

Interest expense is a little bit larger than it was a year ago, and that's because the average balance is slightly higher, but the rate was a little bit lower. Now this is actually the opposite of KMP. While this balance at KMI is slightly higher on average than it was a year ago, in this quarter in 2003, the balance declined from the beginning of the year to the end of the year. As compared to the year 2002, when the balance increased from the beginning of the year to the end of the quarter. What you have right now is a debt balance at the end of March 2003 that is almost identical to what the debt balance was at the end of March 2002. We're at $3.156 billion in debt

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

currently at the end of March 2003. We were at $3.14 billion at the end of March 2002.

Interest expense, though, right where we expected it to be and right on track with our budget. Other is primarily the minority interest related to KMR and to the trust payments. Again, that is right where we expected it to be. Income before income taxes is up almost 20%. Net income is up 26%, $111 million compared to $88 million a year ago.

With that, let me step back to the first page. Taking a look at revenues, there is a modest impact on KMI revenues from gas prices. This comes in the retail division, where their revenues are a function of gas prices. Now again, their expenses, the cost of gas sold, is also a function of gas prices so you see a little bit of increase in revenues, you see a little bit of increase in gas purchases and other costs of sales. O&M is flat, G&A we discussed. Depreciation and amortization is up about $3.6 million and that's because we did not recognize depreciation and amortization on a consolidated basis for TransColorado a year ago. We do now because we own 100% of TransColorodo.

Taxes other than income taxes are flat. Operating income, $122.8 million compared to $108.4 million or up about 13%, and that's up 13% before you even get to KMP. Again, the equity and earnings of KMP come in on the next line, we talked about that, other equity investments of primarily interest and power plants. Interest expense we discussed. Minority interest is KMR and other net is primarily minor things like interest income and other income. Again, taking you down to the 20% almost growth in income before income taxes, the 26% growth in net income and the 27% growth in diluted earnings per common share of $0.90 compared to $0.71 a year ago.

With that, let me move to the balance sheet, which again is behind the two income statement pages. Cash is essentially flat, other current assets has declined by about $130 million, it's made up of a variety of things including a receivable from KMP, which was on the books at the end of the year but was really a timing issue, and was resolved very quickly in January. But that was about a $40 million item. Gas and storage was about $37 million, these are all reductions in other current assets. Tax receivable reduced by about $32 million, and interest receivable, which is a function of the swaps and again was reduced because we paid interest payment or

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

received payments on a swaps in March, that came down about $16 million, so a number of small components make up that $133 million reduction.

Investments essentially flat, that fluctuates a little bit, primarily as a function of earnings and distributions. PP&E essentially flat, other assets changed a little bit, and that's a function of primarily the market value of interest rate swaps. Total assets $9.9 billion, down about $164 million from where we were at the end of 2002.

Notes payable and current maturities of long-term debt, $333 million compared to $500 million at the end of the year. At the end of the year this represented a maturity that came due at the beginning of March. In March, we paid that maturity down with commercial paper, we have then actually throughout the quarter, reduced our commercial paper balance so that you see now the comparable amount is $333 million. We'll talk about this a little bit more as we get into the debt.

Other current liabilities is down slightly, primarily due to a reduction in accounts payable and a reduction in accrued interest. Again KMI, like KMP has interest payments due primarily in March and September. Other liabilities and deferred credits unchanged. Long-term debt, I'll talk about that in a minute. Interest rate swaps have gone down a little bit, again as a function of the forward curve for interest rates, and because at the time that we paid off the March maturity, that was a maturity that had not been swapped backed to floating. But when we paid it off with commercial paper, the balance went from fixed to floating. What we did at that time was reversed out of one of our interest rate swaps to keep us at our target of 50% floating, 50% fixed. The result of reversing out of that swap was we received $28 million in cash and we reduced the carrying value of our interest rate swaps.

The capital trust securities are the trusts unchanged, minority interest unchanged, stockholders' equity up about $100 million as a result of net income.

Total debt, as I mentioned before, $3.156 billion, down from $3.317 billion at the end of the year, 46% debt to cap, down from 48% debt to cap at the end of the year. So we reduced debt by about $161 million. Let me reconcile that for you. As we discussed before and is in the press release,

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

we generated cash flow of about $158 million. We have added that reconciliation to this page, and you can see it at the bottom. Where you go from income before income taxes, add that depreciation and amortization, take off sustaining capital expenditures, which are about $13 million at KMI for the first quarter, that is below the run rate that we expect we will realize throughout the year. We are still comfortable with about $85 million of sustaining capital expenditures at KMI for the year. Then you take off current income taxes to get to the $158 million. Now that's almost exactly the debt paid out. There actually are a number of ins and outs that reconcile that to about the same number.

When you see the cash flow statement that will be published in …, you'll see working capital combined with a couple of other items that don't actually fall into working capital but are similar, which include the gas and storage balance, include the swap payment of $28 million that we got. That nets to about an $8 million use of cash. Investments - expansion capital and investments, total about $15 million in cash throughout the year. Then dividends and repurchases total about $20 million for the quarter. Now again, that is almost all dividends that were relatively small repurchases for the quarter. Then offsetting that is the cash that we received for the related party settlement from KMP of around $50 million.

Again, if you net those out, you get right back to $160 million, which is the cash that was used to reduce debt, and again took debt from about $3.3 billion down to about $3.15 billion. Actually, that is it.

R. Kinder	Very good, Park. All you ever wanted to know, and we're lucky there's only one quarter this time. With that, Katie, if you'll come back on we'll take any questions that you may have.
Coordinator	Our first question comes from Anod Moore of Brookside Capital, you may ask your question.
A. Moore	Hello guys, good quarter.
R. Kinder	Thank you.
A. Moore	A couple of housekeeping items for Park and one specific question, Rich or Park. The last item that you gave us on KMI, $50 million cash from KMP, what exactly is that, Park?

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

P. Shaper	This is on the cash flow statement that was in the Q, this was some timing issues between KMP and KMI, and so essentially KMP at the end of the year owed KMI about $50 million. That was settled in the first week or two of January. It primarily results from the fact that those inter-company balances aren't known until we close the books. We close the books and we settle them immediately, but the balance sheet date is as of the end of the year. Again, it's difficult to get some of those things settled before the end of the year.

Now that being said, that balance that we had at the end of the year was unusually high. We don't expect to ever see a balance that high again.

A. Moore	All right, and then the tax rate on KMI, 39%, is that ongoing for the year? I mean, it's down 280 odd basis points from the quarter before.
P. Shaper	Thirty-eight is the true, effective marginal tax rate. Now when you do the calculation you probably do get 39, there are a number of things that are in there which can distort that calculation. The first one is the impact of consolidating 100% of the taxes of KMR, even though the pre-tax income is reduced by the after tax minority interest of KMR. Now, this is something we've been through before. It's something that we're more than happy to walk through with you offline if it's difficult to understand as I explain it here. But that does distort the calculation if you just take income taxes and divide it into income before taxes.

A. Moore	Got you.
R. Kinder	They'll always look a little higher than the actual effective tax rate, which again is 38%, as we've said in the past.
P. Shaper	The right way to think about it is if KMI earns another dollar of income before taxes it will be have to pay $0.38 of tax on that.
A. Moore	Got you. Then just on the Products pipeline side, with the FERC ruling that's come out for this inflation stuff, I guess two questions around it. One, do you expect to see more people trying to come out and challenge the grandfathering; and two, any update that you might have on the current ongoing litigation that's out there?

R. Kinder	No, we don't think that. In fact, when we filed you had to file a conforming tariff if you wanted to increase your rates, and when you did

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

those who are opposed to grandfathering on the west line protested, and the FERC overruled the protest and put it into effect. That issue has been settled.

With regard to the overall grandfathering challenge, and again, we've explained this virtually every quarter, I'm glad you brought it up again, we do not have a ruling from the administrative law judge. We expect a ruling, certainly sometime here in the intermediate future. It's not binding obviously until it goes to the full commission and we've talked about that before. We believe it's certainly manageable, whatever the result is, but this is a long energy process.

I'm glad you brought it up, because again, as I've said many times, people ask well what are all the risks in this business, everything sounds like it's going so well, I want to just emphasize, as I always have, that when you run as many miles of pipeline as we do, subject to regulation by the FERC and by various states, it's a constant regulatory series of issues. I've personally been doing this for about a quarter of a century now, Deb Macdonald, almost as long. So I think we have the wherewithal to manage that regulatory risk, but certainly there is that challenge out there and we would expect a decision sometime this year.

A. Moore	Thanks, great quarter.
R. Kinder	Thank you.
Coordinator	Finado Esie of Royalist Research, you may ask your question.
R. Kinder	Hello Finado, how are you doing?
F. Esie	I'm doing fine, Rich, but still not as good as you.
R. Kinder	Right, right, right.
F. Esie	Obviously Rich, you emphasized a lot about the internal growth and how superior it's been virtually across the board, to the industry, to just about anybody else out there. Your management skills and your team's management skills are of legendary proportions and it just begs the question of we've seen two reasonably good panhandle, arguably wasn't up to the standards you were looking for, as you indicated at the conference.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

Then we've seen TGT come across as your Texas Gas and go to a Loews Corp of all places, and I just can't help but ask, there's got to be some things that you're not seeing. I think it went for a little over seven times EBIT DA. Was just something that's not in your long-term interest to grow the pipeline and take full advantage of the skills that you bring to the table versus virtually anybody else? Certainly somebody not like, not knocking Loews, but I just can't imagine that they can run that pipe or any of the others that might come out there. There's going to be more assets I know for sale. I just wanted to get your thoughts on it.

R. Kinder	Sure, Mike?
Mike	Finado, I think the way to say it, obviously we don't want to comment on any specific acquisition. We have a policy against doing that. I think we have said repeatedly that if you assume we're taking a look at interstate pipelines that become available, that's a safe assumption to make. We feel like the way we evaluate pipelines, we have very attractive opportunities and have a good chance at being successful this year as more of the assets come up.

You know clearly to the extent we're not winning bids, it's because we're not bidding as much, if that's the case, and that can be from a variety of factors. The things we've talked about in the past again, without specific reference to any one project. Multiple could be part of it. It could also be a different assessment of regulatory risk, or sustaining capital requirements. There have been a number of these large pipes where we have not been the prevailing bidder and those are generally the factors that have been at play.

But we're not going to comment with respect to TGT or any specific asset.

F. Esie	Thank you so much, and again, congratulations.
R. Kinder	Thank you, Finado.
Coordinator	David Fleischer of Goldman Sachs, you may ask your question.
R. Kinder	Hello David, how are you doing?
D. Fleischer	I'm doing good, Rich, and you had a great quarter there. I wanted to ask you first about the CO2 business, where by the numbers you gave us from the 17,000 barrels you had been at earlier in the quarter and really for the

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

bulk of the quarter and now you jumped up to well over 19,000, as you indicated, and have exceeded 20,000. It sounds as if that, call it almost 3,000 barrel increase, is related to the compression that came on, I gather the end of March, pretty much on the schedule you'd given us. I guess my question is trying to understand how the drilling plan that you had talked about some of the different options as you were evaluating it back at the conference in January, fits into the growth profile from here versus the requirement for that new pipe capacity. The question is, is that still expected to come on in May?

I'm just trying to understand what that float might be and how much you might exceed your target of 20,000 barrels a day for the full year as that drilling plan comes along. What have you learned since you talked to us in January about the tradeoffs and the complexity there as you're pursuing that? It sounds like you're continuing to spend that money?

R. Kinder	Yes, a very good series of questions, David. I think, and Tim Bradley who runs our CO2 operations is sitting here in the room with me. Overall, and we just had a long review with the board today on the progress there, but overall, everything is moving ahead very much as we anticipated. There's a lot of moving parts in this, but I think overall we're very pleased with how it is going.

The key here is getting compression online, you're absolutely right. We did put another traunch; we've had several traunches of compression coming online. We had really two major traunches almost back to back during mid-March and then another one the first week in April. That's what's allowed us, the second traunch in particular, to have this nice jump in volumes, certainly the Centerline Pipeline. So right now with the compression on, we are not constrained by not having the Centerline Pipeline on yet. If we didn't, we expect it to come online Tim, in May?

T. Bradley	During May.
R. Kinder	During May, right on schedule, so it will not have been an impediment to …, if that were delayed until July and August, and it's not, we're really finished with testing it now, then yes that could delay it. But the main thing is the compression and we did have, notwithstanding these great volumes we had in the first quarter, we actually, Tim, on the one phase of compression we're actually ten or fifteen days late, is that right?

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

T. Bradley	Yes.
R. Kinder	So that actually retarded the growth that we would have otherwise have gotten. Even though we had a 52% growth, we would have done marginally better had that compression come online. It's a very complicated thing that had to do with the siding of it, and some vibrations we experienced, so it took us ten or fifteen days longer to put it on. Then the Phase Two for this year that came on the first week in April, actually it came on three or four days ahead and we did not have the same problems, and it's working just fine, as both sets are now.

Everything looks very good and the reason that we're not, even though they had a superb first quarter, obviously very nicely above a year ago, nicely above our plan for the first quarter, we're not upping our CO2 projections yet, as we bring this pipeline on, as we add more compression. We're probably being conservative, but that's the way we want to go right now.

It's off to a very good start and I think that the real test you ought to be looking at is when these vibes are coming online. Again, if you assumed it's a linear projection, you would say that you would cross the 20,000 barrel mark at the end of June. We've already crossed it, I think we will cross it permanently probably, and there is some volatility day to day here, I think we will cross it permanently probably late this month or early May. As a matter of fact, I told Tim that when we crossed it we were going to have a barbecue in Snyder, Texas just as we did when we crossed the 10,000 barrel. We've already scheduled that barbecue in May, so I think Tim's pretty confident that we're going to be across it on a permanent basis by then.

It looks like we're doing better than expected, everything is going very well. We're still realizing just superb IRR's. I think we've said in the past that we're going to be spending, if everything continues to work, we're going to be spending around $230 million, Park, this year. We spent $65 million in the first quarter, overall we expect to spend, if everything goes right, a little less than $600 million and that's without the CO2, which of course comes back to us, on this project over the next several years. We believe that looking at that $600 million on an incremental return we will earn, and so far it's very consistent with this, an unlevered, an unlevered IRR approaching 40%. That's how good this project is. It's almost a once in a career type project. It's that good. And Tim and his team have just

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

done a fantastic job of implementing it and it is going modestly better than we expected it would, even as bullish as we were in January.
D. Fleischer	It sounds great. Let me ask a second question, separate question. On the pipeline projects you filed for other expansion projects and some of the others in the industry seemed constrained, unwilling out of the Rockies and everywhere to move forward on that. Can you give us an update on how your open seasons are coming along and what customers are saying to you and what your feel is for the ability of these products to sustain the pipeline, mostly gas pipeline, but the pipeline growth profile going ahead.

R. Kinder	Let me and I may miss some, but if I do hopefully Mike or Park will jump in. Let's start on the natural gas side. Again, one of the real thrusts, one of the real tsunamis we're trying to ride here is, as I think everyone on this call knows, there's been tremendous volatility in the gas prices in the Rockies and the basis differential, particularly between Wyoming and the Midwest but at times between western Colorado and California or Texas, these basis differentials have been huge. I don't have the average in front of me but I would guess the CIG or Cheyenne Hub, either one, which is where most of the Powder River Basin gas comes out, the difference between that the Midwest price is probably averaged north of $2 a year to date and some days it's been over $3. Clearly what that shows is a tremendous need for additional capacity coming out of all those areas.

We're trying to take advantage of that and we have, as you know, open seasons on a modest Trailblazer expansion, $50 million a day, it could be more than that. We have our Advantage project, which would be $350 million a day or so, which would be a Kinder Morgan Interstate Gas Transmission project. Then we have our expansion on TransColorado and a potential extension. We have not wrapped up the open seasons on these yet, so far the response has been good, but until you get binding commitments one never knows. Then we also have the Silver Canyon, which would essentially take the TransColorado expansion on out through Phoenix and to Aaronburg at the California border.

That's one whole phase, we'll get some of those, we probably won't get them all, but I think that's very important. Another real indication, though is that - some of you may not know this - that the state of Wyoming set up what they call a Wyoming Pipeline Authority and created bonding authority of a billion dollars there to address the very issue we're talking

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

about, which is to participate, perhaps as an equity investor, perhaps as a bond investor, in additional capacity out of Wyoming.

They're having a series of meetings; in fact our presentation to them is next week. We're going to give them probably more than they want to hear about Kinder Morgan's opportunities to help them. Because what's happening really I think if you cut through it, the reason that no pipeline expansion of any size has been built is because the bigger producers in the Rockies are better taken care of, particularly in Wyoming, than the smaller producers. So what you have is a myriad of smaller producers who are very hesitant to sign up for long-term capacity on their own. They know today they would clean up, we could build new capacity for well less than $0.50 on a basis differential that would get them from the Cheyenne Hub to intersect with the major Midwest pipelines and that basis differential as I said averaged over $2 all year. So it would seem a no brainer but for some of the small producers, they just don't have the financial wherewithal or the ability to get letters of credit to do that.

There are two ideas that may work. One is this Wyoming Pipeline Authority. The other is since we don't have very many financially strong marketers out there to aggregate anymore, I think you're going to see some of the LDC's do some aggregation, where they will agree to take load on an expansion at a particular point so that these small producers know they have somebody to sell to and it would make it a lot easier for them to hold the capacity.

TransColorado is a little different. The capacity out of western Colorado is so constrained and the growth is so fast in those basins that I think you will have even some major producers step up to take capacity on that one.

So that's the Rockies, I think we'll get additional projects there. Our west Texas project still looks very good, that would move more gas from the Waha Hub out to El Paso to serve El Paso and to go on over to Pemex's connection at the border. Obviously our Monterrey expansion is now complete. On the Products pipeline, the northern California expansion, which will be done over the next couple of years, that's a new capacity from the San Francisco Bay up to Sacramento. That looks like it's on schedule. We're doing environmental permitting on that right now. If everything works, we hope to build that out and have it in service by late '04.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

We're looking at, I probably missed some others, Mike, but that's the bulk of these pipeline opportunities and we have a lot of them. I didn't mention the North Lansing storage hub. That's about a $35 million project. The Cheyenne storage, both of those are under construction right now of course, all fully subscribed.

I think we have still enormous potential and as I've said, the difference is we are financially solvent. We have the ability to do expansions at KMP, we'll do just as many as we can, as long as the returns are good. That differentiates us from a number of our competitors. I think it looks very good and that's one reason we are so bullish about internal growth.

Again, I think this quarter demonstrates again, and as we look at the year, at the upper end of the guidance we've now given you, we're delivering to you 15% internal growth at KMI. We're delivering an 8% or a little better increase in distributions at KMP, on top of a 6.5 to 7% yield. We're doing all that at virtually 98-99% with internally generated opportunities. We feel very good about these opportunities continuing.

D. Fleischer	Thank you, Rich.
R. Kinder	Yes.
Coordinator	John Edwards of Deutsche Bank, you may ask your question.
R. Kinder	Hello John, how are you?
J. Edwards	Oh good, very good quarter.
R. Kinder	Thank you.
J. Edwards	Could you comment a little bit, in light of what happened with gas storage and the fact that you are, it sounds like, investing in gas storage. Are you looking at internal growth opportunities there as well?

R. Kinder	Absolutely, absolutely. I think as you look ahead, and this could be the subject of endless discussion, but as you look at the volatility we've seen, all the trends in gas supply, the just strange relationship between summer and winter prices, the draw down, the lack of gas storage, all of these things lead me to believe that storage over the long-term is going to be a very

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

smart play and very, very needed, both on a physical basis and on a financial basis.

I think this year is very strange, as you know, most all of our storage is subscribed, although we do have a little bit coming up that we'll sell over the course of the summer. This year is very strange because there is not enough difference between summer prices and winter prices to justify the cost of storage. That's going to have to change or on a national basis, storage is not going to get refilled or we're going to have very high gas prices come the winter.

We think storage is very valuable. We're delighted that we have as much as we do, particularly at NGPL. We're adding to it every place we can. We particularly, of course, like non-jurisdictional storage or storage in conjunction with our Texas intrastates, and we're working on opportunities there.

J. Edwards	Okay, thanks. Then as far as raising guidance, I guess I gathered from Park's comment that that was attributed to the very positive, a much more positive than expected performance at TransColorado. But you've also had another couple of positive developments here and I was wondering how much credit you're giving to, you mentioned the FERC adjustment, to the way you're going to be able to handle the pricing adjustments and you've made some rate filings there and then how much perhaps you may have factored in from interest rates staying so low? If I recall, your original budget was contemplating a fairly significant increase in variable interest rates.

R. Kinder	Well, there are a lot of variances in and out any time you have a budget. Park, do you want to comment on that?
P. Shaper	Yes, what I would say is that KMP, our expectations have not changed even given all of the considerations that we went through today. We still expect to be on our budget in terms of the net income per unit. We expect to meet the targets that we set in terms of distributions per unit. But at KMI, again as we indicated, we do expect slightly stronger performance and so we have increased our expectations.

Specifically on interest rates, we do have in our budget growth in interest rates. We have an average rate in the fourth quarter that was 100 basis

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

points higher, at least with respect to the floating rates, than our average rate in the first quarter. Current projections are clearly below that. We do expect it will probably get some pick up as we go throughout the year, but it's really too early to tell at this point, we'll continue to monitor it and clearly you'll be able to see when we report second quarter how we're performing relative to our budget.

Mike	John, you mentioned the Products pipeline specifically.
J. Edwards	Right.
Mike	Again, the tariff increase, which will start benefiting us in the second quarter, remember Park mentioned we were about a percent below what we thought we'd be due to a variety of factors in the first quarter. So part of the reason we're comfortable that we're going to be back on plan for Products is we had some small things go against us and clearly the FERC adjustment is something going in our favor for nine months of the year.

R. Kinder	It's not huge, it's about $1.5 million between now and July. The new filing goes into effect July. The PPI is adjusted every July 1st. We'll have a couple of million dollars positive in the second half from it.

P. Shaper	I'm sure everyone realizes the PPI in 2002 was actually a decline, and so the rates in the third quarter and the fourth quarter will actually be lower than they are in the second quarter. Now they'll still be higher than they were in the first quarter.

J. Edwards	Right, and then you've talked about this. One other topic you've talked about before maybe if there's any additional thoughts you have on perhaps the industry's efforts to remove the non-qualifying income issue from mutual funds with respect to MLP units.

R. Kinder	My understanding is Dave, is this right or Kim, it's in the bill, is that right?
Kim	The bill's been filed in the House.
R. Kinder	The bill has been filed in the House and Senate with that on it, and I think it'll just depend on, it'll be part of the overall tax bill and as you know there's a few, if there are catfish in the bill this is a minnow. So we'll see. Or there are whales in the bill I guess, so this is a minnow. So we'll see

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

how it comes out. But it is in both the House and Senate right now, filed. We'll just see what happens. But I think there's a reasonably good chance, I don't think there's any significant opposition to it, just a question of whether when you finally get around to a conference committee on the tax bill whether it makes the cut.

J. Edwards	Okay, great, thanks a lot. Great quarter.
R. Kinder	Thank you.
Coordinator	Craig Sears, Standard & Poor's, you may ask your question.
R. Kinder	Hello, Craig.
C. Sears	Hello, congratulations on the quarter.
R. Kinder	Thank you.
C. Sears	A couple questions; do you have a total cap ex number for the quarter?
P. Shaper	In total cap ex, at KMP or KMI or both?
C. Sears	I'm sorry, at KMI.
P. Shaper	At KMI, we had about $13.4 million of sustaining and about $6 million of expansion.
C. Sears	Six million expansion?
P. Shaper	Six million on expansion, yes.
C. Sears	Okay, and how was Retail impacted by the higher, well the potential for bad debt, the higher prices and the increase in consumption per rate payer?
R. Kinder	Actually, one of the reasons for the positive performance of Retail versus the same quarter last year is that we actually had lower exposure to bad debt. Because I think our systems run in relatively affluent rural areas, we don't have much of a bad debt problem. Our bad debt reserve is about half of one percent. That contrasts with, I'm aware some LDC's in large cities may have as much as 2.5 to 3%. So we have very little exposure, in fact,

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

it's actually improving year-to-year, so that has not been a problem for us.
C. Sears	You didn't see, and I'm sorry I wasn't following it all back then, after the 2001 winter, you didn't experience anything?
R. Kinder	No, we did not, and in fact we've even experienced as we've gone on, it's improved year-to-year and part of that is that more and more of our base now is in western Colorado, which is a very upscale area. We serve almost all the ski areas. We don't have a lot of non-payments there.

C. Sears	Okay, and you mentioned that when you reach your debt target that you'll be accelerating share buy back and dividend growth. What is your debt target?
R. Kinder	Well, I did not use the word debt target, I said appropriate level of debt and that's something that we would certainly probably sit down and discuss with, what's that company S&P or somebody like that, and Moody's, before we did it. But our thought is that at some point in time clearly this company, KMI is becoming stronger and stronger, it's a cash flow machine. I think if Park and I had to put any number on it now we certainly would like to take the debt on down to around $3 billion, maybe it starts with a two. Certainly we think there will come a point in time when it will no … Right now, as you know, we've said publicly and in every other sector that we plan to use, of this $400 million in free cash flow, after everything, including expansion cap ex at KMI, we plan to do three things with it. Pay down debt, we said we'd use about half of it to pay down debt. We'll use the other half to pay dividends and to do stock buybacks.

Now in the first quarter, Park, I think our total stock buybacks we had a massive buyback of about $2 million, is that right?

P. Shaper	Right.
R. Kinder	So we did virtually no stock buyback in the first quarter, we paid down $161 million of debt and our dividends for the year at the present level $0.60 times 120 million shares, about $70 million, a little over $70 million. We have a lot of firepower and at some point in time clearly I think we will have paid the debt down to a level where we would feel more comfortable with ratcheting up the amount of money we use for dividends and stock buybacks.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

While I'm on that subject, obviously what I think is a strong generated free cash flow, even if the President's policy proposal on dividends does not pass, we will continue to look on an annual basis at increasing the dividend. That will be a decision the board will make each year. If it does pass, and it's looking like to me, and this is my uninformed opinion, that probably the most likely outcome if you get anything at all here, will probably be reducing it to capital gains rates. We'll just again; the board will have to take a look at how we split the equity part of the free cash flow up.

I just can't emphasize enough, in my opinion as a 20% owner of this company, how positive it is to have this amount of cash flow because nothing but good can come out of it. We can keep our balance sheet very strong and we can distribute a lot of cash to our shareholders, either through stock buybacks or through dividends. That's what we'll continue to look at and we're not suggesting right now that over the next couple of quarters we're going to change at all in using money, the proportion between debt and use to the equity holders. But certainly in the long-term we'll have more and more cash available to distribute to the equity side of the house.

Park, anything you want to talk about?

C. Sears	A couple more just brief questions. You know there have been a couple of people on the call asking about different potential acquisitions that you may or may not have looked at. Do you have a range or a top end limit for the size of acquisition that you'd be willing to consider?

R. Kinder	No, we really don't. That's an art, not a science, we've always looked at - and again, virtually any acquisition we would anticipate would be at KMP. In fact, one acquisition we passed on rather recently, it wasn't a question of price so much as the seller couldn't get it into a partnership form to allow us to put it in KMP and we couldn't get there on the numbers on KMI. We're just not inclined, and never say never, but certainly we're not inclined to make acquisitions at KMI unless you have some sort of transforming transaction at some point in time.

We intend to make our acquisitions at KMP. We think we've got a lot of firepower there, and there of course we will issue equity to fund a portion of that, as we have always done. We're not limited and we're looking at a lot of things and I think that people always talk about pipelines because

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

they are kind of the headline items, but there are a number of good terminals acquisitions our there. There are some other potential CO2 opportunities out there, some of which we're working on.

There are a lot of opportunities and we'll continue to look at them. But again, if you put yourself in our shoes, as good as this story is and as positive and as many opportunities as we have internally to expand and grow and deploy cash at KMP and therefore generate cash up to KMI, we're certainly not going to do anything foolhardy or stretch to do an acquisition just to say we've done one.

C. Sears	Just a last question, to make sure I understand this. Timing issues led to both the $3 million segments, higher segment profit for Retail, also a full $3 million of lower G&A or was only a portion of the $3 million because of timing?

P. Shaper	The two were unrelated. At retail there is $3 million of the increase in the first quarter that will come back, that we expect to get back in the fourth quarter of this year, and that was part of our budget all along. We were expecting that. In G&A, yes we think both at KMI and KMP, the slight excess of G&A at KMP and slight reduction of G&A at KMI, from what we were expecting, are both timing issues.

R. Kinder	That's all factored in. We're comfortable. What we're saying is don't read too much into the G&A improvement. We've assumed that the G&A will just be on budget, not better than budget for the year. We've assumed that it's too early to play with the interest rate assumptions so we've left that as is. Notwithstanding all of that, which some may view as conservative, but we think is realistic at this point in time, we have still increased our guidance by $0.05 to $0.10.

C. Sears	Great, thank you.
Coordinator	Scott Solar of Morgan Stanley, you may ask your question.
R. Kinder	Hello Scott, how are you?
S. Solar	Good Rich, how are you doing?
R. Kinder	Fine.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

S. Solar	Good. Most of my questions got asked, I just want to ask two general questions. The first question is, in the last few years are there any conditions that have changed in the industry that have made certain assets good assets versus lesser quality assets, particularly in pipelines as you all have gone out and looked at different assets in the industry and looking to purchase assets in the industry?

Mike	I think on the natural gas side as you look at things, the way things are changing is clearly bottlenecks evolve over time, growth and supply basins change over time and that can make different pipes more or less attractive depending on those dynamics. Those tend to be things that evolve relatively slowly and somewhat predictably. That would be the main thing.

P. Shaper	The only other thing I would add to that, Mike, is the pipeline safety rules have changed over time. I'm not sure that this changes that much, because I mean integrity was paramount before and it is now and so I don't think it has a significant issue. But it is something that you have to factor in when you look at a pipeline, is even if you think it's in good shape and is in the condition that you want it, will you have greater expense just because of changes in the integrity rules?

R. Kinder	I think we've emphasized this so many times, Scott, that we buy pipelines and all assets based on distributable cash flow, not EBIT DA. I know the fashionable thing and the easy thing to determine is you just say well, LMP EBIT DA is X and Joe Blow is paying so many times EBIT DA. But again as we've said before, some pipelines have very strong EBIT DA and relatively small sustaining cap ex, therefore very strong distributable cash flow, some pipelines have what looks like good EBIT DA, but have a lot of sustaining cap ex for some of the reasons Park's talking about.

Now coming back to Mike's bottleneck point, the classic example of that is TransColorado. TransColorado was not a good investment, I've said I would have never have done that had I been running the company at the time, because they didn't have any throughput agreements. Now as it turns out, we've had, for a whole variety of factors, some geological, some the fact that environmental issues elsewhere in the Rockies have led to more drilling in the Peonce Basin and elsewhere in western Colorado, so you've had a dramatic increase in drilling, a lot of gas trapped there that needs to get out, hence the basis differential has been volatile and for the most part pretty strong. So that's why we got all the capacity subscribed now.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

That's becoming I think, a very strong investment for us and one that we'll probably be able to expand, as will, I think, we and others be able to expand out of Wyoming because of these bottlenecks.

We need natural gas in this country desperately from any place in the lower 48 and the pipelines have got to be able to get that out and get it to market. That's why I think it would be very short sighted on behalf of any regulatory agency or any of our superbly intelligent politicians, to think they should do anything that would restrict the predictability of pipeline returns on equity investments. Because believe me fellows, we need all the pipeline investment we can get in this country if we're really going to match supply with demand.

S. Solar	My second question, Rich, is you all have pretty decent capacity if you all were going to do an asset acquisition already and then probably just need some small equity issuance. But in terms of the equity issuance at KMP, would you all consider doing another I units offering, or when you're looking at your menu of what you could do in equity right now, what would be probably be most likely if you were to do so?

R. Kinder	I think it would just depend on where the units were trading, where KMP is trading versus KMR at the time you did it, and what the market looked like. We clearly have access in either currency if we want to use it.

S. Solar	Okay, well thanks.
R. Kinder	Yes, thanks Scott.
Coordinator	Rebecca Followell of Howard Will, you may ask your question.
R. Kinder	Hello Rebecca, how are you?
R. Followell	Good, thank you. Three questions for you, I'll make them quick because it's almost good evening instead of good afternoon. On Retail, I understand that the $3 million was due to timing, but absent that it's still a 15% pop in the earnings for the quarter, can you give us a little more color on what you're talking about on the margins expanding etcetera?

Second is on KMR units, how much have you bought back on that so far after you announced the possibility of buying it back in January?

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

Then third, on the KMI buyback, you mentioned $2 million in the first quarter, what is the authorization level on buybacks? Thank you very much.
R. Kinder	Okay, first on the Retail, as Park said, about $3 million of it was timing, the rest was we had lower costs, we had put into effect this remote system and we expected to spend about a little over $4 million on it, went into play about this time last year. We expected to get about a $1.3-$1.4 a year, we're getting a little bit better than that and we've improved that since last year. We got a little higher margins in our unregulated businesses, that's our choice gas system wide sales. We got good success with our winter hedging program. We hedged it to take any risk out. Then we did have some customer growth in Colorado. So all of those things together, none of them was particularly significant, but altogether they resulted in a little over $3 million in improvement first quarter of '03 compared to '02.

The other $3 million is simply we put better systems into play in Retail today so we can, on a quarterly by quarterly basis, close the billing books a little better than we could up until we got that system into play. So that's a practical matter,… because we do so much business in the first quarter, that really amounts to a switch. We'll do more in the first quarter, less in the fourth quarter. That's really it on Retail.

On the KMR buyback, Park?

P. Shaper	Yes, the KMR repurchases were relatively insignificant, less than $500,000.
R. Kinder	We continue to look at that and may do more. Then on KMI?
P. Shaper	On KMI, the authorization is for $450 million of total share repurchase, to date, we've done about $415 million. So it's $415 million is what we've done, $450 million is the authorization.
R. Kinder	Over the last year and a quarter, I guess or thereabouts.
P. Shaper	Right.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

R. Kinder	So obviously as time goes on, the Board is fully on board with what we're doing and obviously to the extent that we exhaust that $450 million limit, we will go back to the Board for more, and I would believe they would approve it.

I think that answers your questions.

R. Followell	That's great. Thank you very much.
R. Kinder	Thank you.
Coordinator	Ace Seigel of Wachovia, you may ask your question.
R. Kinder	Hello Ace, how are you doing?
A. Seigel	I'm fine, thank you. I've got three quick ones also. The first is just conceptually. You spoke about storage assets becoming more important. You also spoke about perhaps small independents or LDC's getting together to help out in terms of taking up some pipeline capacity. What's your thought process on marketing today, and it goes back to the prior question also in terms of how the industry may have changed. I'm thinking primarily just physical deliveries, the good old-fashioned way.

R. Kinder	Yes, one thing we probably should have said, that's a very good question, Ace. One other way that the interstate, particularly the interstate market on the natural gas side has changed, is that the marketers who were the great aggregators, for the most part, are no longer players. As I've said before, the real issue becomes who steps in and does that because there needs to be some aggregation. I think you will see the LDC's do this, to a certain extent. I think you might have some major producers do it. As you know, BP has taken significant capacity on our Texas intrastates and they are doing some aggregation and they now have a billion a day capacity, as you know, on our Texas intrastates. So I think you will see the strong producers perhaps step in and do some of that. We can't do it; we, the pipelines cannot do it without creating affiliate issues again. So I don't think the pipelines, for the most part, will be the ones to step in, but I do think you will see some LDC's step in.

Now if they don't, if you don't have this aggregation, then what's going to happen is I think you're going to see probably some duplication, in a sense

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

that LDC's and other end users, to protect themselves in a volatile market, or simply if they can't depend on the old marketers to be there to produce that 100 million a day upswing capacity into Chicago on a cold day, then those LDC's who were contracting for that capacity have got to step up and do it themselves. None of them want to go back to their commissions at the end of the winter season, and say well we had to cut off some schools and shopping centers because we didn't bother to replace the capacity that previously Enron and Dynegy and others said they were providing for us. But we knew they wouldn't anymore but we didn't do anything about it.

People will step in to fill this void. I think this particular summer is going to be very challenging for all this confluence of factors that I mentioned earlier. But in the long run there's a vacuum here, and the vacuum will get filled. That's a real challenge and clearly fiscal deliveries become more important, security supply becomes more important, and de-bottlenecking becomes more important. In other words, you've got to get that gas into the market area and just having some capacity way upstream and inability to get it past a bottleneck on a cold day is not going to hack it.

A. Siegel	Okay, great. The other two ones, quickly in terms of again looking at the potential pipelines acquisitions, is the regulatory environment a critical issue, i.e. if a pipeline's on close to service does that present a major problem in terms of being able to acquire?

R. Kinder	I would say the regulatory regime of a particular pipeline makes a difference. The top end of the pecking order for us would be of course a pipeline that does not have to go back for a rate case, that's already settled its issues with its customers, and where if we can save money we can keep that for our shareholders versus having to true up every three years. The trade for that is if they can't go back for a rate case, the customers benefit too, because they're not subject if things go the other way. That's a plus for us, and we look very carefully at the regulatory issues.

If we know, for example, that a pipeline has a rate case in a couple of years, and that they've had a lot of overhead, they've been from a parent, a prior high spending parent that has things like jet airplanes and sporting tickets that we don't have, we don't have anything to allocate because we don't do it. So that's going to be less attractive to us. We look at all that.

It's pretty complicated and a lot more complicated I think than just looking

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

at well what's EBIT DA for the last 12 months?
A. Siegel	Thirdly Rich, if you could, could you explain what happened on the deliveries on the CO2? Why that was down and is that something that we have to be concerned about going forward?
R. Kinder	No, I don't think so. Actually I'll give you even more numbers, you all know I kind of like numbers. The SACROC, notwithstanding all of the additional volumes we produced, because we did have some days when we shut the compression down, that I talked about and we were installing two batches of compression over the quarter. We actually still had a modest increase, we went from 162 to 168 BCF in what we actually …

W	One hundred thirty-two.
R. Kinder	One hundred thirty-two, to 138, excuse me, up 6 or about 15% or so. At SACROC overall our volumes if you take into account the third party, the volumes to Oxy and others, Chevron or our other two big customers, we were up 12%. Exxon Mobile owns the other, we own 50% of Cortez and 50% of McElmo Dome, roughly 50%. The other major player there that owns a little less than we do is Exxon, the old Mobil operations, and they were down significantly. We don't know why, because that's their own, primarily their own production. We assume they either had a decline or were starting up some new production.

We do have a couple of new floods, third party floods coming on. Hobbs I guess is the biggest one, that are coming on in the second quarter and beyond. We do not think that this 10% downturn in the volumes coming across the pipeline system will continue. We expect that to bounce back and certainly part of the help will be of course once Centerline comes on, that will be drawing more volumes through those upstream pipelines at Cortez, and the rest of the pipelines.

A. Siegel	If I could, just how significant potentially are the acquisition opportunities or other opportunities in CO2 outside of SACROC that you see out there?
R. Kinder	Well, we've looked at a number of things and obviously what we're looking at, we're not interested in becoming an E&P company, an oil company. We'd only do something if we found another baby SACROC or maybe a smaller brother SACROC that we could do. We have identified a

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

couple and we are talking to them, and they could be fairly significant.

But again, just like buying a pipeline is very complicated, buying a unit that you're going to increase the CO2 floods is also very complicated. The big advantage that we have is we know the Permian Basin like the back of our hand because we're the party that's been supplying CO2 to all of these floods, so we know where we think there are opportunities for additional floods and where there aren't.

I think my guess is, at some point in time, hopefully sooner not later, we will find a very good flood project to do, but again it'll be only if it really is a very good project for us.

A. Siegel	Thank you very much.
Coordinator	Chip Ruey of Kramer Rosenthal, you may ask your question.
R. Kinder	Hello Chip, how are you doing?
C. Ruaey	Hello. Most of them have been answered, just one. The storage, was there any market impact from selling any natural gas out of storage into the market? You know storage levels are a little fungible and demand was so strong up here and in the Midwest this summer, just curious on that.

R. Kinder	No, I think actually our storage…we're always, as we've said, we're always a little low on natural gas, particularly on Northern. I think it was right on budget, wasn't it Mike, and Park for the quarter? I think we did not see anything a surprise, and in fact …

Mike	There were days we had to buy.
R. Kinder	There were days we actually had to buy to satisfy the physical demands of the NGPL system, to stack the cushion up so we could withdraw more the next day. It was very, very confusing, particularly toward the end of February and the first week of March. It got really very hairy both in Texas and in the Midwest. Actually, I don't think we … it'd be unfair to claim that we had any benefit from the weather in terms of selling gas out of cushion. It would have been nice if we could have done it, I guess, but it really didn't work out that way.

KINDER MORGAN, INC.
Moderator: Rich Kinder
April 16, 2003/ 3:15 p.m. CDT

Does that answer your question, Chip?
C. Ruaey	It sure does. Thank you.
Coordinator	Thank you, our final question comes from George Kin of Searchlight Capital, you may ask your question.
R. Kinder	Hello, George.
G. Kin	Hello, my question has been answered. Thank you.
R. Kinder	Okay. All right, Katie, is that it?
Coordinator	Yes, there are no further questions.
R. Kinder	Well, we thank you very much. It's been a long call and obviously we're delighted with the quarter, think the best is yet to come. The second quarter is starting off very strong for us, as you can tell by some of the things we said. Obviously, if you have more detailed questions Kim or Mike, or Park, or myself would be happy to talk to you offline. And keep that in that order, would you?

Thank you all and have a good holiday. Bye.